MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement ("Agreement") is entered into and shall become effective on February 28, 2014, by and between National Pain Center, Inc., a Nevada corporation ("Manager"), and National Pain Centers, LLC ("NPC"), an Illinois limited liability company operating an interventional and multi-modal pain management practice ("Practice") from facilities identified in Schedule A attached hereto ("Facilities")

RECITALS:

WHEREAS, NPC is licensed to operate and does presently conduct its Practice from the Facilities.

WHEREAS, NPC desires to engage Manager to provide certain non-professional management services for NPC including, but not limited to, management of the payment of all costs for maintenance and servicing of equipment, staffing, information technology, billing, rent, utilities, insurance, marketing, supplies, and collections, and Manager is willing to provide such services to NPC.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. ENGAGEMENT. NPC engages Manager to provide the hereinafter defined Management Services, and Manager hereby agrees to provide such Management Services, subject to all terms, conditions and provisions of this Agreement. Notwithstanding anything contained herein to the contrary, Manager shall have no control or authority over, and shall not interfere with, any patient relationship or care, and nothing herein shall in any way alter or affect the legal, ethical and professional relationship between NPC and its patients. NPC shall retain the sole and exclusive control and authority over all professional aspects of the Practice including, but not limited to:

a) the direction of all medical, clinical, professional and ethical aspects of the Practice and compliance with related licensing and professional rules and regulations;

b) the management of all aspects of the Practice, including all Management Services provided by Manager;

c) the training, supervision and management of all personnel working in or for the Practice, including responsibility to take reasonable measures to ensure that all personnel conform their conduct to all medical laws and applicable standards of practice, whether or not such personnel are directly employed by NPC; and

d) the adoption of a fee schedule for all medical care and ancillary services, determination of courtesy or professional discounts and credits, if any,

determination of patient access and scheduling to medical care, and allocation and distribution of all professional fees and income among the owners and employees, as well as any other matters involving the internal agreements and finances of NPC.

2. TERM AND TERMINATION. The term of this Agreement shall be a period of five (5) years commencing on the date hereof, subject to termination immediately upon written notice from NPC to Manager if: (a) NPC loses its license to practice medicine in Illinois or such license is suspended for any period of time; (b) a proceeding is commenced against NPC to revoke or suspend such license; (c) NPC ceases for any reason to provide patient care on a regular basis; or (d) Manager fails or refuses to comply with all reasonable policies, procedures, standards and regulations established from time to time by NPC, or commits any act or omission constituting a material default of any provision of this Agreement, and thereafter in either case fails or refuses to cure such failure, refusal or default within thirty (30) days following its receipt of a written notice thereof from NPC. In addition, this Agreement is subject to termination immediately upon written notice from Manager to NPC if NPC fails or refuses to comply with all reasonable policies, procedures, standards and regulations established from time to time by Manager in connection with the management Services provided to NPC, or commits any act or omission constituting a material default of any provision of this Agreement, and thereafter in either case fails or refuses to cure such failure, refusal or default within thirty (30) days following its receipt of a written notice thereof from Manager. In the absence of a termination as provided herein, within ninety (90) days prior to the third anniversary date of this Agreement, the parties will review the gross receipts generated by NPC, and the costs incurred in connection with the Management Services provided by Manager, to determine whether to extend the term of this Agreement and the terms and conditions of such extension, if any.

3. COMPENSATION. NPC shall be entitled to all professional fees arising from or relating to its operation of the Practice during the term of this Agreement and, in consideration of the Management Services provided by Manager during the term NPC shall pay Manager the equivalent of 50% of all monies collected and as billed monthly to NPC on net-30 terms.

4. MANAGEMENT SERVICES. Manager shall provide or arrange for the following Management Services as requested by NPC:

a) <u>Accounting and Financial</u>. Manager shall provide NPC the following accounting and financial services related to the operation of the Practice:

1) Establish and administer accounting procedures, controls and systems for the development, preparation, maintenance and safekeeping of administrative and financial records and books of account relating to the business and financial affairs of NPC, in accordance with generally accepted accounting principles ("GAAP") and applicable laws and regulations.

2) Establish all accounting journals, including cash receipt journals, cash disbursement journals, general journals, general ledgers, account receipt

ledgers, and payroll ledgers, all backup records for accounting and managerial control such as purchase records, equipment records, and personnel and employment records and all tax records, if needed, such as workers' compensation, unemployment compensation, social security, federal income tax and withholding, state and local income tax and withholding, federal excise tax, and state and local sales tax.

3) Prepare and, upon approval by NPC, timely file any and all financial reports as may be required by federal, state or other statute, ordinance or regulation affecting the Practice and NPC's operations.

4) Coordinate and arrange for: (i) the preparation of annual financial statements for the operations of the Practice, and (ii) the preparation and timely filing of all necessary state and federal tax returns approved by NPC. These annual statements and tax returns shall be prepared by a certified public accountant or other qualified person or entity approved by NPC in advance. Manager shall ensure that copies of all these financial statements and tax returns shall be provided to NPC upon completion and filing. NPC shall be responsible for payment of the invoice or statement for the services provided by the certified public accountant or other qualified person or entity.

5) Prepare monthly unaudited financial statements for the operations of the Practice and provide those to NPC by the tenth (10th) day of each subsequent month.

b) Inventory and Supplies. Manager shall cause to be ordered and purchased inventory and supplies and such other materials necessary in the operation of the Practice, as requested or approved by NPC. Manager shall invoice NPC at its actual cost or the vendor's charge for all inventory and supplies ordered, which shall be owned by the NPC.

c) Collections and Payments. Manager shall, on behalf of NPC, bill patients and collect the professional fees for care rendered on behalf of NPC as follows:

1) Manager shall deposit into one or more bank accounts chosen by NPC in its name, all funds, fees and revenues generated from the Practice. All funds in the designated bank accounts shall be the property of the NPC, and the NPC shall have the right to access all funds in those accounts at any time.

2) Manager is authorized to: (i) pay all costs and expenses incurred by NPC, and (ii) pay itself its management fee after the payments of other costs and expenses. After payment of the costs and expenses and of its management fee, Manager shall be required to return or distribute to the NPC any amount remaining thereafter at least monthly or more frequently if required by law.

3) All billings for care or other professional services rendered on behalf of NPC shall be made by Manager in the name of NPC. Manager shall render or cause its designee to render such billings in a timely and accurate manner.

4) The Manager shall deliver to NPC, no later than the tenth (10th) of each month, a full accounting of all billings and collections for the prior calendar month and all funds collected by Manager for services of NPC.

5) NPC shall inform Manager of all amounts collected by NPC resulting from care or other professional services performed during the term of this Agreement.

6) NPC shall: (i) cooperate with Manager or its designee in billing and collection activities; (ii) provide all information necessary to bill and collect for NPC services; and (iii) execute all documents, instruments and agreements reasonable or necessary to bill and collect for services provided by NPC.

d) Files and Records. NPC shall supervise and maintain custody and ownership of all files and records relating to the operation of the Practice including, but not limited to, patient medical records and billing and collection records. Patient medical records shall at all times be located at the Facilities or other locations controlled by NPC and shall be readily accessible for patient care. If patient records are maintained electronically, NPC shall retain control and authority over and shall have access to such records at all times. Notwithstanding the foregoing, Manager shall assist NPC in the maintenance and management of all files and records and, in providing such assistance, shall comply with applicable state and federal statutes and regulations. Manager shall preserve the confidentiality of patient medical records and use information contained in such records only for the limited purposes necessary to perform the services set forth herein.

e) Human Resources. Manager shall provide NPC with the following human resource staffing and consulting services related to the operation of the Practice:

1) Recruiting additional clinical, professional and other personnel required by the Practice. This recruiting shall include performing related administrative functions, such as advertising in the name of NPC for such personnel, identifying potential candidates, verifying credentials, conducting background checks and arranging interviews.

2) Providing payroll processing and related services, including coordinating and ensuring timely employment-related tax filings, withholdings and payment;

3) Administering employee benefit plans;

4) Processing and administering unemployment claims and workers compensation claims;

5) Providing and maintaining written employment policies and procedure manuals, approved by NPC, including maintaining documentation that all personnel receive those policies and procedures; and

6) Processing and producing annual W-2 and 1099 forms.

NPC shall retain control, authority and responsibility for all personnel working in or for the Practice, regardless of whether those personnel are directly employed by NPC. NPC shall be responsible for the payment of all amounts to or on behalf of its employees, including compensation, benefits, withholding and other employment taxes.

f) Fixed Assets. Manager shall assist NPC with locating and procuring offices, facilities, and equipment, as requested and approved by NPC. NPC shall be responsible for the payment of all amounts due for the purchase or lease of such offices, facilities, and equipment.

g) Maintenance. Manager shall arrange for the proper cleanliness of the Facilities, including the maintenance of the office, equipment, furniture, and fixtures used in the Practice.

h) Marketing and Practice Development. Manager shall provide NPC, if requested, advertising and marketing services and materials and other services related to development of the Practice. Notwithstanding the foregoing, NPC shall retain sole responsibility for the content of all advertising and marketing materials and for ensuring that all such materials relating to NPC comply with all applicable professional, regulations and other legal requirements. Manager shall invoice NPC at the vendor's charge for all marketing and practice development materials or for marketing services provided by any third party or entity.

i) Information Technology. Manager shall provide and administer for the NPC the technology needs of the Practice, including hardware, software, network support, support training and help desk support. NPC must approve the use of any technology used in the Practice. Manager shall invoice NPC at its actual cost or the vendor's charge for all hardware, software, computer-related and other technology equipment purchased or leased for the operation of the Practice.

j) Other Clerical Services. Manager shall arrange for any necessary postage and

duplication, medical transcription and any other clerical services necessary to the operation of the Practice requested by NPC. Manager shall invoice NPC at its actual cost or the vendor's charge for all postage, duplication and other clerical expenses provided by any third party or entity.

k) Annual Selection of Services. At least ninety (90) days prior to each anniversary of the date of this Agreement, NPC may elect by written communication to utilize or exclude any number or combination of the set of services provided by Manager as set forth herein. NPC elects to alter the services provided by Manager, it shall submit to Manager an amended schedule with the services accepted or selected for that contract year.

5. EXPENSES. Each party shall be solely responsible for its respective operating and business expenses including, but not limited to, entertainment, continuing education, travel, and similar items, and neither shall reimburse the other unless the parties mutually agree in writing otherwise before the same are incurred.

6. INSURANCE. Throughout the term of this Agreement, NPC shall maintain, at its expense, such professional liability insurance coverage as it determines appropriate, covering the acts or omissions of NPC and all members of its clinical and professional staff in the normal course of its practice, as well as commercial general liability, workers' compensation and employer's liability insurance in accordance at least the minimum amounts required by any applicable federal, state or municipal authority or by any federal, state or municipal law, rule or regulation. Upon execution of this Agreement, and at any other time upon written request by Manager during the term of this Agreement, NPC shall provide Manager a certificate of insurance reflecting such coverage and copies of each policy and paid premium receipt. Insurance coverage may be of the "claims made" type unless otherwise determined by NPC. NPC shall notify Manager immediately in the event of any change in its insurance status or coverage including, but not limited to, any impairment, cancellation, or reduction in coverage or carrier for any reason.

7. RECORDS. All records, files, work papers, memoranda, notes and such which are accumulated, generated or created; being each and every matter, paper or document concerning any patient shall belong to and remain the property of the patient and NPC and shall at all times be regulated by the professional rules and regulations as to medical information under the Health Insurance Portability and Accountability Act of 1996 ("HIPPA") and other applicable federal, state or municipal laws, rules and regulations. Each party agrees to comply with the provisions of HIPPA and all and other applicable federal, state or municipal laws, rules and regulations relating to creation, use, maintenance, protection and access to patient and medical information and records. Manager has executed a Business Associate Agreement, the terms and conditions of which are incorporated and made a part of this Agreement. Upon termination of this Agreement for any reason Manager shall immediately return to NPC all patient and medical records in its possession arising from or relating to its performance of Management Services on behalf of NPC and it shall not keep or retain any copies thereof. Manager shall be provided access, upon written notice and at reasonable times during customary business hours, to patient and medical records necessary or required for any audit of it by any insurer or governmental agency or authority, or in connection with any judicial, administrative or other investigation or

claim, but such access shall be only for the limited purpose of addressing such audit or such judicial, administrative or other investigation or claim,

8. ENTIRE AGREEMENT. This Agreement is to be read together with the Employment Agreements to be delivered by the Executive Shareholder pursuant to Section 3.3 (e), and any default under this Agreement or an Employment Agreement shall constitute a default under the other. This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements and understandings between the parties with respect thereto.

9. AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by written agreement signed by each of the parties.

10. WAIVEER OF COMPLIANCE; CONSENTS. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given if: (a) delivered personally; or (b) mailed by certified mail (return receipt requested), postage prepaid; or (c) sent by overnight courier; or (d) transmitted by telefacsimile, email or other electronic transmission; to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

If to NPC:	National Pain Centers, LL. 21720 W. Long Grove Rd. Suite C200 Deer Park, IL 60010
If to Manager:	National Pain Centers, Inc. 21720 W. Long Grove Rd. Suite C200 Deer Park, IL 60010

12. ASSIGNMENT. Neither this Agreement nor any of the rights, or obligations hereunder shall be assigned by any party, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

13. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Illinois as to all matters including, but not limited to, matters of validity, construction, effect, performance and remedies, and, as partial consideration for the other party's execution and performance hereunder each party waives personal service of any and all process upon it, to the extent permitted by law, and consents that all such service of process be made by upon such

party at the address and in the manner set forth in Section 11 of this Agreement and service so made shall be deemed to be completed upon the earlier of actual receipt or three days after the same shall have been posted to such party's address. The parties agree that jurisdiction as to any dispute shall be vested in the Circuit Court of Lake County Illinois only and that all parties agree that such Court is the proper venue for all disputes. In the event of any dispute, the prevailing party shall be entitled to recover its actual attorney's fees and costs expended.

14. BINDING EFFECT AND BENEFIT. The provisions hereof shall be binding upon, and shall inure to the benefit of, the parties, and their respective heirs, executors, administrators, its successors, and assigns.

15. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. SEVERABILITY. Whenever possible, each of the provisions of this Agreement shall be construed and interpreted in such a manner as to be effective and valid under applicable law. If any provisions of this Agreement or the application of any provision of this Agreement to any party or circumstance shall be prohibited by, or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision, any other provision of this Agreement, or the application of such provision to other parties or circumstances.

17. INTERPRETATION. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

National Pain Centers, LLC

By:____________________________

Manager

National Pain Centers, Inc.

By:____________________________

President

SCHEDULE A

FACILITIES LOCATIONS

A. ILLINOIS CLINICAL PRACTICE LOCATIONS

- 1585 Barrington Rd., Doctors Office Bldg. 2, Ste. 103, Hoffman Estates, IL 60169
- 230 Center Dr., Ste. 201 (Vernon Square), Vernon Hills, IL 60061
- 1408 South Main St., Algonquin, IL 60102

B. ILLINOIS PROCEDURE LOCATIONS

- 800 Biesterfield Rd., Ambulatory Surgery (First Floor), Elk Grove Village, IL 60007
- 3100 W. Higgins Rd., Ste. 150 (Greenspoint), Hoffman Estates, IL 60169
- 230 Center Dr., Vernon Square Surgicenter (Ground Floor), Vernon Hills, IL 60061